Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2020 Unaudited Financial Results

Company to Host Earnings Conference Call on Friday, May 15, 2020, at 8:00 am ET

BAODING, China, May 14, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today its unaudited financial results for the three months ended March 31, 2020.

	For the Three Months Ended March 31,
($ millions)	2020	2019	% Change
Revenues	8.74	17.45	-49.9%
Regular Corrugating Medium Paper (“CMP”)*	5.72	12.22	-53.2%
Light-Weight CMP**	2.02	3.37	-40.1%
Offset Printing Paper	0.00	0.00	NM
Tissue Paper Products	1.01	1.86	-45.9%

Gross profit	-0.17	-0.19	-11.8%
Gross profit (loss) margin	-1.9%	-1.1%	-0.8 pp****
Regular Corrugating Medium Paper (“CMP”)*	4.9%	-0.4%	5.3 pp****
Light-Weight CMP**	12.9%	-5.4%	18.2 pp****
Offset Printing Paper	NM	NM	NM
Tissue Paper Products***	-70.7%	1.8%	-72.5 pp****

Operating income (loss)	-2.87	-3.17	-9.7%
Net income (loss)	-2.44	-2.72	-10.5%
EBITDA	1.06	0.81	30.9%
Basic and Diluted earnings (loss) per share	-0.11	-0.12	-10.6%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue for the first quarter of 2020 decreased by 49.9% to $8.74 million, primarily due to the decrease in sales volume of corrugating medium paper (“CMP”) and tissue paper products, as well as the decrease in Average Selling Prices (“ASPs”) of CMP and tissue paper products. Gross loss for the first quarter of 2020 was $0.17 million, compared to $0.19 million for the same period of last year. Gross loss margin was 1.9% for the first quarter of 2020, compared to 1.1% for the same period of last year. Net loss was $2.44 million, or loss per share of $0.11, compared to net loss of $2.72 million, or loss per share of $0.12, for the same period of last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $1.06 million for the first quarter of 2020, compared to $0.81 million for the same period of last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “As we had expected, our financial results of the first quarter 2020 recorded some decreases versus the same period of last year mainly as our production was suspended from mid-January 2020 to early March 2020 due to the COVID-19 pandemic outbreak as well as the seasonal effect of the Chinese New Year. While our facilities have been ramping-up since March, our production and sales in the first quarter were all impacted, resulting sales decline and profit loss. We returned to production in mid-March 2020 and resumed full capacity of tissue paper production and CMP production in early April 2020 and March 2020, respectively. Despite of the unprecedented challenges created by the COVID-19 pandemic, our tissue paper products are in growing demand due to the need to control the spread of COVID-19 and our production lines have been running at full production capacity since April to fulfill orders secured. In response to the market demands for tissue paper as daily necessities, we are scheduling a new tissue paper production line PM10 which we expect to be launched shortly this year. In addition to adding a tissue paper production line, we launched a non-medical face masks production line to meet the huge demands for personal protective gear needed for the public and workers in different industries. As such, we are confident the underlying demand for our products remain strong and we expect to improve the overall performance in the coming quarters.”

First Quarter 2020 Financial Results

Revenue

For the first quarter of 2020, total revenue decreased by $8.71 million, or 49.9%, to $8.74 million from $17.45 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in both sales volume and average selling prices of CMP and tissue paper products. The following table summarizes revenue, volume and ASPs by products for the first quarter of 2020 and 2019, respectively:

	For the Three Months Ended March 31,
	2020			2019
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	5,722	13,788	415	12,225	26,293	465
Light-Weight CMP	2,016	4,889	412	3,365	7,425	453
Offset Printing Paper	-	-	NM	-	-	NM
Tissue Paper Products	1,006	1,185	849	1,860	1,603	1,160
Total	8,744	19,862	440	17,450	35,321	494

Revenue from CMP, including both regular CMP and Light-Weight CMP, decreased by $7.85 million, or 50.4%, to $7.74 million and accounted for 88.5% of total revenue for the first quarter of 2020, compared to $15.59 million, or 89.3% of total revenue, for the same period of last year. The Company sold 18,677 tonnes of CMP at an ASP of $414/tonne in the first quarter of 2020, compared to 33,718 tonnes at an ASP of $462/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $6.50 million, or 53.2%, to $5.72 million, resulting from sales of 13,788 tonnes at an ASP of $415/tonne, during the first quarter of 2020, compared to revenue of $12.22 million, resulting from sales of 26,293 tonnes at an ASP of $465/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $1.35 million, or 40.1%, to $2.02 million, resulting from sales of 4,889 tonnes at an ASP of $412/tonne for the first quarter of 2020, compared to revenue of $3.37 million, resulting from sales of 7,425 tonnes at an ASP of $453/tonne for the same period of last year.

Production of offset printing paper was suspended from mid-January 2020 to early March 2020 due to the COVID-19 pandemic outbreak and Chinese New Year. As a result, revenue from offset printing paper was $nil for the first quarter of 2020. The Company didn’t sell any offset printing paper in the first quarter of 2019 neither.

Revenue from tissue paper products decreased by $0.85 million, or 45.9%, to $1.01 million, resulting from sales of 1,185 tonnes at an ASP of $849/tonne, for the first quarter of 2020, compared to revenue of $1.86 million, resulting from sales of 1,603 tonnes at an ASP of $1,160/tonne for the same period of last year.

Gross Loss and Gross Loss Margin

Total cost of sales decreased by $8.73 million, or 49.5%, to $8.91 million for the first quarter of 2020, from $17.64 million for the same period of last year. The decrease in total cost of sales was mainly due to the decrease in sales volume of CMP and tissue paper products, as well as decrease in material costs. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $395, $359, $nil and $1,450, respectively, for the first quarter of 2020, compared to $467, $477, $nil and $1,140 per tonne, respectively, for the same period of last year. Average unit purchase costs of recycled paper board, major raw material used for our production, was approximately $198/tonne for the first quarter of 2020, compared to $242/tonne for the same period of last year.

Total gross loss was $0.17 million for the first quarter of 2020, compare to the gross loss of $0.19 million for the same period of last year as a result of factors described above. Overall gross loss margin was 1.9% for the first quarter of 2020, compared to 1.1% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper and tissue paper products were 4.9%, 12.9%, nil% and -70.7%, respectively, for the first quarter of 2020, compared to -0.4%, -5.4%, nil% and 1.8%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.28 million, or 9.5%, to $2.70 million for the first quarter of 2020 from $2.98 million for the same period of last year. The decrease in SG&A was mainly due to a decrease in commission to sales staff and a depreciation of RMB against USD. As a percentage of total revenue, SG&A was 30.8% for the first quarter of 2020, compared to 17.1% for the same period of last year.

Loss from Operations

Loss from operations was $2.87 million for the first quarter of 2020, compared to the loss from operations of $3.17 million for the same period of last year. Operating loss margin was 32.8% for the first quarter of 2020, compared to 18.2% for the same period of last year.

Net Loss and Net Loss per Share

Net loss was $2.44 million for the first quarter of 2020, compare to the net loss of $2.72 million for the same period of last year.

Net loss per basic and diluted share improved by $0.01, or 10.6%, to $0.11 for the first quarter of 2020 from $0.12 for the same period of last year.

EBITDA

EBITDA was $1.06 million for the first quarter of 2020, compared to $0.81 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

	For the Three Months Ended March 31,
($ millions)	2020	2019
Net income (loss)	-2.44	-2.72
Add: Income tax	-0.53	-0.65
Net interest expense	0.24	0.26
Depreciation and amortization	3.77	3.93
EBITDA	1.06	0.81

Cash, Liquidity and Financial Position

As of March 31, 2020, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of $11.71 million, $8.27 million and $7.25 million, respectively, compared to $5.84 million, $8.31 million and $7.37 million, respectively, at the end of 2019.

Net accounts receivable was $1.80 million as of March 31, 2020, compared to $3.12 million as of December 31, 2019. Net inventory was $1.95 million as of March 31, 2020, compared to $1.61 million at the end of 2019. As of March 31, 2020, the Company had current assets of $21.63 million and current liabilities of $14.03 million, resulting in a working capital of $7.60 million. This was compared to current assets of $24.04 million and current liabilities of $16.84 million, resulting in a working capital of $7.21 million at the end of 2019.

Net cash provided by operating activities was $6.86 million for the first quarter of 2020, compared to net cash used in operating activities of $3.05 million for the same period of last year. Net cash used in investing activities was $0.76 million for the first quarter of 2020, compared to $1.42 million for the same period of last year. Net cash from financing activities was $nil for the first quarter of 2020, compared to net cash used in financing activities of $5.37 million for the same period of last year.

Recent development

On April 29, 2020, the Company announced that it launched its production line of non-medical single-use face masks as planned, following completion of raw materials preparation, trial run of the equipment and the sample products inspection. The Company has two sets of mask production equipment that produces approximately 100,000 single-use face masks per day.

On April 30, 2020, the Company announced it has entered into a securities purchase agreement, dated April 29, 2020, and amended on May 4, 2020, with certain institutional investors to purchase approximately $2.6 million worth of its common stock in a registered direct offering and warrants to purchase shares of common stock in a concurrent private placement. Pursuant to the terms of the securities purchase agreement, the Company sold 4.4 million shares of the Company’s common stock and issued unregistered warrants to purchase up to an additional 4.4 million shares of the Company’s common stock in a concurrent private placement transaction. The purchase price for one share of common stock and a corresponding warrant is $0.58.

On May 5, 2020, the Company announced it planed commercial launch of a new tissue paper production line PM10 and the Company has signed an agreement to purchase paper machine with paper machine supplier. The company expected the new tissue paper production line to be launched after the completion of trail run.

Earnings Conference Call

The Company’s management will host a conference call to discuss its first quarter 2020 financial results at 8:00 am US Eastern Time on Friday, May 15, 2020. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Friday, May 15, 2020

Conference Title: IT Tech Packaging, Inc. First Quarter 2020 Earnings Conference Call

Conference ID: 6335349

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/6335349 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/mmc/p/r5rx5984 . Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on May 15, 2020 to 9:59 am ET on May 23, 2020. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 6335349 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email:

ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Janice Wang

EverGreen Consulting Inc.
Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND DECEMBER 31, 2019

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and bank balances	$11,712,152	$5,837,745
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $36,645 and $59,922 as of March 31, 2020 and December 2019, respectively)	1,795,671	3,119,311
Inventories	1,951,376	1,607,463
Prepayments and other current assets	6,054,096	11,613,241
Due from related parties	120,744	1,863,479

Total current assets	21,634,039	24,041,239

Prepayment on property, plant and equipment	1,411,413	1,433,445
Property, plant, and equipment, net	145,805,724	151,616,852
Value-added tax recoverable	2,547,211	2,621,841
Deferred tax asset non-current	10,857,911	10,485,053

Total Assets	$182,256,298	$190,198,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,069,075	$6,163,814
Current portion of long-term loans from credit union	1,580,782	1,605,459
Accounts payable	205,769	250,486
Advance from customers	151,016	98,311
Notes payable	-	-
Due to related parties	617,433	539,985
Accrued payroll and employee benefits	225,993	291,924
Other payables and accrued liabilities	5,182,548	6,503,010
Income taxes payable	-	1,382,471

Total current liabilities	14,032,616	16,835,460

Loans from credit union	7,254,661	7,367,908
Loans from a related party	-	-
Other long-term payable	-	-

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $16,342,512 and $19,460,257 as of March 31, 2020 and December 31, 2019, respectively)	21,287,277	24,203,368

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,054,816 shares issued	22,685	22,685
Additional paid-in capital	51,154,544	51,154,544
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(8,647,291)	(6,057,537)
Retained earnings	112,358,509	114,794,796

Total stockholders’ equity	160,969,021	165,995,062

Total Liabilities and Stockholders’ Equity	$182,256,298	$190,198,430

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$8,743,851	$17,450,292

Cost of sales	(8,913,570)	(17,642,758)

Gross Loss	(169,719)	(192,466)

Selling, general and administrative expenses	(2,696,963)	(2,981,473)

Loss from Operations	(2,866,682)	(3,173,939)

Other Income (Expense):
Interest income	5,790	58,818
Subsidy income	142,998	-
Interest expense	(244,718)	(255,269)

Loss before Income Taxes	(2,962,612)	(3,370,390)

Provision for Income Taxes	526,325	647,795

Net Loss	(2,436,287)	(2,722,595)

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(2,589,754)	3,293,680

Total Comprehensive (Loss) Income	$(5,026,041)	$571,085

Losses Per Share:

Basic and Diluted Losses per Share	$(0.11)	$(0.12)

Outstanding – Basic and Diluted	22,054,816	22,022,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Cash Flows from Operating Activities:
Net income	$(2,436,287)	$(2,722,595)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,774,674	3,930,060
Allowance for bad debts	(22,650)	(10,704)
Deferred tax	(541,042)	(647,795)
Changes in operating assets and liabilities:
Accounts receivable	1,315,128	535,220
Prepayments and other current assets	5,486,216	187,711
Inventories	(373,470)	(1,181,371)
Accounts payable	(41,405)	1,009,834
Advance from customers	54,930	-
Notes payable	-	(3,726,504)
Related parties	1,814,228	37,265
Accrued payroll and employee benefits	(62,252)	87,823
Other payables and accrued liabilities	(728,633)	(326,741)
Income taxes payable	(1,379,130)	(224,355)
Net Cash Provided by (Used in) Operating Activities	6,860,307	(3,052,152)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(756,514)	(1,415,761)

Net Cash Used in Investing Activities	(756,514)	(1,415,761)

Cash Flows from Financing Activities:
Proceeds from short term bank loans	-	4,024,625
Repayment of bank loans	-	(9,390,791)

Net Cash Used in Financing Activities	-	(5,366,166)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(229,386)	341,713

Net Increase (Decrease) in Cash and Cash Equivalents	5,874,407	(9,492,366)

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	5,837,745	12,117,425

Cash, Cash Equivalents and Restricted Cash - End of Period	$11,712,152	$2,625,059

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$116,019	$230,953
Cash paid for income taxes	$1,379,130	$224,355

Cash and bank balances	11,712,152	2,625,059
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	11,712,152	2,625,059